Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDST, 10/20/04 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning® Announces Third Quarter Financial Results

WISCONSIN RAPIDS, Wis., — October 20, 2004 — Renaissance Learning®, Inc., (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K-12 schools, today announced financial results for the three and nine month periods ended September 30, 2004.  Revenues for the third quarter of 2004 were $25.5 million, a decrease of 18.4% from third quarter 2003 revenues of $31.3 million.  Net income for the quarter was $3.9 million, or $0.12 per share, compared to net income of $8.3 million, or $0.27 per share for the third quarter of 2003, which included a one-time tax benefit of $0.04 per share related to income tax credits for research activities.

Revenues for the nine-month period ended September 30, 2004 were $88.3 million, down 11.0% from the 2003 revenues of $99.2 million.  Net income for the nine-month period was $17.5 million, or $0.56 per share, compared to net income of $24.9 million, or $0.80 per share for 2003.

“Third quarter results were very close to our projections announced three weeks ago,” stated John R. Hickey, President and Chief Executive Office of Renaissance Learning, Inc.  “Order rates were essentially flat but revenue declined for the third quarter mainly due to the $3.3 million increase in deferred revenue.  Our original expectations for stronger order rates have been impacted by customers delaying orders as they take the time to assess the benefits of Renaissance Place and by the fact that district solutions take longer to sell.  Despite these delays, we are pleased with the interest that Renaissance Place has generated and are optimistic about the marketplace’s acceptance of this revolutionary product.  When combined with the exciting district opportunities in our pipeline and new product offerings like English in a Flash, we remain optimistic about the company’s long-term growth prospects.”

Renaissance Learning added about 500 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools using Company products to over 67,000.  Of these, about 63,000 use the Company’s reading products and about 25,000 use math. The company also added almost 1,000 new Renaissance Place customers in the quarter, bringing the total customer schools using Renaissance Place to over 3,100.

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on October 20, 2004 at 8:00 p.m. through October 27, 2004 at 11:59 p.m.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 5224832.

Renaissance Learning®, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by over 67,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork.  Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, the introduction and acceptance of new products and services, and new marketing approaches.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.

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RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2004	2003	2004	2003

Net sales:
Products	$20,315	$25,640	$71,714	$81,528
Services	5,227	5,675	16,542	17,629
Total net sales	25,542	31,315	88,256	99,157

Cost of sales:
Products	1,564	2,581	5,151	8,605
Services	2,191	2,510	8,129	7,911
Total cost of sales	3,755	5,091	13,280	16,516

Gross profit	21,787	26,224	74,976	82,641

Operating expenses:
Product development	4,391	4,262	12,842	12,926
Selling and marketing	8,486	7,866	25,503	22,718
General and administrative	3,292	3,172	10,055	10,577

Total operating expenses	16,169	15,300	48,400	46,221

Operating income	5,618	10,924	26,576	36,420

Other income (expense), net	522	541	1,195	1,985

Income before taxes	6,140	11,465	27,771	38,405

Income taxes	2,272	3,187	10,275	13,492

Net income	$3,868	$8,278	$17,496	$24,913

Earnings per share:
Basic	$0.12	$0.27	$0.56	$0.80
Diluted	$0.12	$0.27	$0.56	$0.80

Weighted average shares outstanding:
Basic	31,126,343	30,826,913	31,055,595	31,163,711
Diluted	31,276,621	31,066,216	31,236,305	31,335,294

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RENAISSANCE LEARNING®, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$23,271	$62,524
Investment securities	28,786	42,825
Accounts receivable, net	12,725	13,182
Inventories	2,710	2,354
Prepaid expenses	712	1,352
Deferred tax asset	4,054	3,743
Other current assets	578	889
Total current assets	72,836	126,869

Investment Securities	17,142	6.485
Property, plant and equipment, net	19,442	20,536
Deferred tax asset	1,742	1,795
Other assets	3,580	3,746

Total assets	$114,742	$159,431

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,335	$3,144
Deferred revenue	16,105	10,705
Payroll and employee benefits	2,373	3,153
Income taxes payable	910	2,295
Other current liabilities	4,279	4,869
Total current liabilities	27,002	24,166
Deferred revenue	685	800
Deferred compensation	1,184	958
Total liabilities	28,871	25,924

Minority interest	167	177

Total shareholders' equity	85,704	133,330

Total liabilities and shareholders' equity	$114,742	$159,431

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